Exhibit 99.2

Media Contact:
Kim Paone
ICR
kim.paone@icrinc.com
646-277-1216

Investor Contact:
Garo Toomajanian
ICR
ir@channeladvisor.com
919-228-2003

ChannelAdvisor Announces Proposed Follow-On Offering
Research Triangle Park, NC – October 28, 2013 – ChannelAdvisor Corporation (NYSE: ECOM), a leading provider of cloud-based e-commerce solutions that enable retailers and manufacturers to increase global sales, today announced that it has filed a registration statement with the Securities and Exchange Commission for a proposed offering of 5,000,000 shares of its common stock.
The offering is expected to consist of 1,000,000 shares to be offered by ChannelAdvisor and 4,000,000 shares to be offered by certain selling stockholders. In addition, the selling stockholders have granted the underwriters a 30-day option to purchase up to 750,000 additional shares of common stock. ChannelAdvisor will not receive any of the proceeds from the sale of shares sold by the selling stockholders.
ChannelAdvisor intends to use proceeds from the offering for general corporate purposes, including working capital and capital expenditures.
Goldman, Sachs & Co. is acting as the lead book-running manager for the proposed offering. Stifel, Nicolaus & Company, Incorporated is acting as book-running manager. BMO Capital Markets Corp., Needham & Company, LLC, Pacific Crest Securities LLC, Raymond James & Associates, Inc. and Robert W. Baird & Co. Incorporated are acting as co-managers.
The offering will be made only by means of a prospectus. Copies of the preliminary prospectus related to the offering may be obtained, when available, from Goldman, Sachs & Co. at 200 West Street, New York, New York 10282, Attention: Prospectus Department, by calling (866) 471-2526 or emailing prospectus-ny@ny.email.gs.com.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
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About ChannelAdvisor
ChannelAdvisor (NYSE: ECOM) is a leading provider of cloud-based e-commerce solutions that enable retailers and manufacturers to integrate, manage and optimize their merchandise sales across hundreds of online channels including Amazon, Google, eBay, Facebook and more. Through automation, analytics and optimization, ChannelAdvisor customers can leverage a single inventory feed to more efficiently list and advertise products online, and connect with shoppers to increase sales.